Exhibit 99.1

June 20, 2014

Dear Stockholder,

As you may be aware by now, MacKenzie Realty Capital, Inc. (“MacKenzie”) initiated an unsolicited mini-tender offer (the “Mini-Tender Offer”) to purchase up to 250,000, or approximately 1.0%, of the outstanding shares of common stock (the “Shares”) of Landmark Apartment Trust of America, Inc. (the “Company”) for a price of $4.00 per share less the distributions paid by the Company after May 15, 2014. Our Board of Directors first became aware of the offer by MacKenzie on June 6, 2014. You should be aware that the Company is not in any way affiliated with MacKenzie, and we believe this offer is not in the best interests of our stockholders.

Our Board of Directors has carefully evaluated the terms of MacKenzie’s offer and recommends that you reject MacKenzie’s offer and not tender your Shares. The Board of Directors acknowledges that each stockholder must evaluate whether to tender his, her or its Shares to MacKenzie pursuant to the Mini-Tender Offer and that an individual stockholder may determine to tender based on, among other things, its individual liquidity needs.

Mini-tender offers are third-party offers to purchase less than 5% of an entity’s outstanding securities, thereby avoiding many of the filing, disclosure and procedural requirements established by the U.S. Securities and Exchange Commission (the “SEC”) to protect investors from certain abuses that may occur in a tender offer. The SEC has warned that mini-tender offers “have been increasingly used to catch investors off guard.”1 In this instance, MacKenzie’s Mini-Tender Offer is significantly below the $10.00 per share price at which these Shares were initially offered and the $8.15 per share price at which the Company recently issued common stock and common stock equivalents. MacKenzie and its affiliates have a history of offering to purchase Shares of the Company at very low prices, having previously offered $3.00 per share price in June 2011 and $2.50 per share in June 2012. As MacKenzie states in its letter, MacKenzie is making this offer “for investment purposes” and “in view of making a profit, so the price offered is below the estimate of value as established by [Mackenzie].” MacKenzie further acknowledges that the purchase price in its Mini-Tender

1	U.S. Securities and Exchange Commission, “Mini-Tender Offers: Tips for Investors,” http://www.sec.gov/investor/pubs/minitend.htm

3505 Interstate 275 Frontage Road East, Suite 150, Tampa, FL 33607 • www.latapts.com • 813-281-2907 • fax (813) 287-2178

Transfer Agent: DST Systems, Inc., P.O. Box 219529, Kansas City, MO 64121 • 1-888-827-0261 • fax 1-877-522-1246

Offer “does not necessarily correspond with recent trading prices for the Shares in the secondary market where Shares may trade” and that “no independent person was retained to evaluate or render any opinion with respect to the fairness of the purchase price.”

Furthermore, we note that the MacKenzie’s Mini-Tender Offer is open for only approximately one month, Shares will be purchased on a “first-come, first-buy” basis and decisions by stockholders to tender their Shares may not be withdrawn, all of which may cause stockholders to make hasty decisions without taking adequate time to consider all of the facts relating to the Mini-Tender Offer. Stockholders are urged to consult with their own financial advisor or broker and to exercise caution with respect to mini-tender offers. Additional information regarding the SEC’s regulatory concerns about mini-tender offers is available at the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

The Board of Directors’ recommendation was reached after consulting with our executive officers. Some of the reasons why we strongly believe the Mini-Tender Offer is not in the best interests of our stockholders are as follows:

•	Our Board of Directors believes that the offer price is less than the current and potential long-term value of the Shares;

•	We believe that the Mini-Tender Offer represents an opportunistic attempt to purchase your Shares at a low price and make a profit and, as a result, deprive the stockholders who tender Shares in the Mini-Tender Offer of the potential opportunity to realize the full long-term value of their investment in the Company;

•	Although the Board of Directors has not undertaken a formal evaluation of the Company’s assets, it has engaged in discussions with the Company’s management and believes that the Company’s net asset value per share is in excess of the offer price;

•	The monthly distributions paid by the Company after May 15, 2014 actually reduce the price per share that MacKenzie would pay to stockholders if they choose to tender their Shares; distributions are currently paid to stockholders monthly as a 3.0% annualized return based on a $10.00 per share purchase price;

•	We believe that MacKenzie’s statement that the Company has not announced any plans to provide liquidity to stockholders is inaccurate; one of the Company’s primary objectives is to provide liquidity to stockholders, and the Company has regularly updated stockholders on progress towards a potential liquidity event on quarterly conference calls; and

•	The Company remains committed to providing liquidity to its stockholders at the time and in the manner that will maximize stockholder value.

In summary, we believe that you should view MacKenzie as an opportunistic purchaser that is attempting to acquire your Shares in order to make a profit and, as a result, deprive you of the potential long-term value of your Shares. Please be aware that you are not required to tender your Shares to MacKenzie and that we again urge you not to tender your Shares.

Should you have any questions about this tender offer or other matters, please contact Investor Services at 1-888-827-0261.

We appreciate your trust in the Company and its Board of Directors. We encourage you to follow the Board of Directors’ recommendation and not tender your Shares to MacKenzie.

Sincerely,

Stanley J. Olander, Jr.
Chief Executive Officer and Chief Financial Officer

Disclosures

This correspondence contains forward-looking statements about the Company. Such forward-looking statements generally can be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” or other similar words. Readers of this correspondence should be aware that there are various factors, many of which are beyond the Company’s control, that could cause actual results to differ materially from any forward-looking statements made in this correspondence, which include changes in general economic conditions, changes in real estate conditions and lack of availability of financing or capital proceeds. Such factors also include those described in the “Risk Factors” sections of the latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q of the Company, as filed with the SEC. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. The Company does not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events.